                                                                    EXHIBIT 4(B)


                    CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.
                                STOCK OPTION AGREEMENT


    STOCK OPTION AGREEMENT is made as of this ____ day of _____, _____ between Children's Discovery Centers of America, Inc. (the "Company") and _____________, who is an employee of the Company (the "Optionee"), residing
________________________________.


                                 W I T N E S S E T H:

         WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), as hereinafter provided, to encourage the Optionee to provide services to the Company;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Optionee an option (the "Option") to purchase all or any part of an aggregate of __________ (_____) shares of Common Stock (such number being subject to adjustment as provided in Paragraph (7) on the terms and conditions hereinafter set forth, for a purchase price of $_____ per share (the "Option Price").

         The Option may be exercisable by the Optionee as follows: the Optionee shall be entitled to purchase up to __________ (_____) shares of Common Stock subject to the Option, from the date of grant until ________ and thereafter an additional __________ (_____) shares of Common Stock on each following _______, until exhausted.

         2. TERM OF OPTION. The term of the Option shall be for a period of five (5) years from ___________ (the "Date of Grant"), subject to earlier termination as provided herein, and in no event shall the Option be exercised after the expiration of such five (5) year period.

         Except as provided in Paragraph 5 hereof, the Option may not be exercised unless, at the time the Option is exercised or within ninety (90) days of the date of exercise, and at all times from the date it is granted, the Optionee shall have been an employee of the Company.

         3. NONTRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution to the extent provided in Paragraph 5, and the

Option may be exercised, during the lifetime of the Optionee, only by the Optionee. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and of the Plan shall be null and void and without effect, and, upon the levy of any execution, attachment, or similar process upon the Option, the Option shall hereupon be canceled and thereafter null and void.

         4. TERMINATION OF OPTION. The Option shall terminate and may no longer be exercised if the Optionee ceases to be an employee of the Company or any of its subsidiaries, except that (i) Optionee may exercise this Option within ninety (90) days of the date the Optionee ceases employment with the Company, except if such employment has been terminated by the Company other than for cause (which for purposes hereof shall be the commission of any felony or a misdemeanor of the type or classification which would prevent the Optionee from working in a child care center) then the Optionee may at any time within a period of three (3) months after such termination exercise the Option to the extent that the Option was exercisable on the termination of such employment and
(ii) if the Optionee is disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code) while an employee of the Company or any of its subsidiaries, then, to the extent that the Optionee was entitled to exercise the Option on the date of such disability, the Option may be exercised within one
(1) year after the date of Optionee's disability; or (iii) if the Optionee dies while an employee of the Company or any of its subsidiaries, then, to the extent that the Option could have been exercised by the employee immediately prior to the date of his death, the Option may be exercised by the Optionee's estate or by the person or persons who shall have acquired the right to exercise the Option by bequest or inheritance for a maximum period of one (1) year from the date of the Optionee's death. Notwithstanding the foregoing provisions of this paragraph 4, no Option shall be exercisable after the expiration date of such Option.

         5. OTHER TERMINATION. In the event that the Option is determined by legal proceeding (including administrative proceedings) to be invalid as a matter of law, the Company will, immediately after such determination, grant to the Optionee new options which are as similar as is practicable to those granted hereunder.

         6. LEGEND ON CERTIFICATES. All certificates representing shares of Common Stock issued pursuant to the exercise of Options granted hereunder shall bear the following legend:

    "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) the effective registration statement for such securities under said act or (ii) an opinion of company counsel that such registration is not required."

         7. STOCK SPLITS, MERGERS, ETC.. In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number of shares of Common Stock which may be purchased under the Option. In the case of a pending merger, sale of assets or similar transaction which will result in a replacement of the Common Stock with stock of another corporation, the period during which such Options may be exercised shall be not less than three months, but in no event shall any period longer than three months extend beyond the date of merger, sale of assets or similar transactions.

         8. METHOD OF EXERCISING OPTIONS. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice (the "Exercise Notice") from the Optionee delivered to the Company stating the election to exercise the Option and the number of shares of Common Stock in respect of which it is being exercised (which shall not be less than 100 or the remaining Common Stock covered by the Option), and shall be signed by the person so exercising the Option. The Exercise Notice shall be accompanied by the full Option Price for the Common Stock in respect of which the Option is being exercised. In the event the Option shall be exercised by any person or persons other than the Optionee, pursuant to Paragraph 4 hereof, such notice shall be accompanied by appropriate proof, reasonably satisfactory to the Company, of the right of such person or persons to exercise the Option.

         Payment of the Option Price may be made in cash, in shares of Common Stock of the Company, or a combination of cash and shares of stock of the Company. To the extent payment is made in cash, such payment shall be made by certified or bank cashier's check, or the equivalent thereof, payable to the order of the Company. In the event payment is made in Common Stock of the company, the amount of payment tendered the Company shall be measured by the fair market value of the average of the closing bid and ask price on the date immediately preceding the date of the exercise notice.

         The certificate or certificates for the Common Stock in respect of which the Option shall have been exercised shall be registered in the name of the person or persons exercising the Option, or, if the Option is exercised by the Optionee and if the Optionee shall so request in the exercise notice, shall be registered in the name of the Optionee and another person jointly, with right of survivorship, and shall be delivered as provided above to or upon the written request of the person or persons exercising the Option. All of the common Stock purchased upon the exercise of the Option as provided herein shall, when issued, be fully paid and nonassessable. The Option shall not be exercisable for fractional shares.

         9. UNDERTAKING. The Company may, at any time during the period in which this Option or any part thereof remains in existence, including the period immediately following any attempt to exercise the Option by the holder but, prior to the delivery of the Common Stock, require the person attempting to exercise the Option to execute one or more undertakings, in a form satisfactory to the company, that such shares of Common Stock are being acquired for investment and not for resale, acknowledging that no representations have been made by the Company and that the Company is relying on Optionee's representation.

         The Company may also require the person exercising this Option to deliver to the Company an acknowledgment that he or she has reviewed the Company's latest financial reports, has determined independently to exercise the Option, has carefully reviewed such material as has been made available to him or her, is aware that the shares of Common Stock being acquired are unregistered, that the company is not obligated to transfer the Common Stock acquired unless the transfer is in compliance with Federal Securities Law, pursuant to an effective registration statement.

         10. GENERAL. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue taxes with respect to the issuance of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. Notwithstanding the preceding sentence, the company shall have no obligation to pay any income tax incurred by the Optionee or those claiming through such Optionee, with respect to the exercise of the Option or any part thereof.

         11. NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person, by overnight courier or by first class mail, postage prepaid, to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its then principal office, currently 851 Irwin Street, Suite 200, San Rafael, California 94901. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's address set forth in the heading of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given in accordance with this Paragraph 11.

         12. ENFORCEABILITY. This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries and shall be governed by the laws of the State of California.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Optionee has hereunto set his hand all as of the day and year first above written.

                                  CHILDREN'S DISCOVERY CENTERS
                                       OF AMERICA, INC.



                                  By:_________________________




                                  By:__________________________
                                            ("Optionee")
                                          5